Exhibit 10.14
AGREEMENT
     This Agreement, dated January 1, 2010, is between IronPlanet, Inc., a Delaware corporation with its principal place of business at 4695 Chabot Drive, Suite 102, Pleasanton, California 94588 (“IronPlanet”), Caterpillar Financial Services Corporation, a Delaware corporation with its principal place of business at 2120 West End Avenue, Nashville, Tennessee 37203 and its wholly-owned subsidiaries (“CFSC”), and Caterpillar Used Equipment Services Inc., a Delaware corporation with its principal place of business at 2120 West End Avenue, Nashville, Tennessee 37203 (“CUESI”). CFSC and CUESI are collectively referred to herein as “Cat Financial”.
     WHEREAS, IronPlanet provides online auction services in connection with the purchase and sale of used earthmoving, construction, agricultural, and other equipment via the Internet;
     WHEREAS, CFSC provides financing and leasing of new and used earthmoving and construction equipment;
     WHEREAS, CUESI remarkets used earthmoving and construction equipment;
     WHEREAS, CFSC and CUESI desire that IronPlanet provide certain online auction services as described hereinafter and whereas IronPlanet has indicated its willingness to provide such services on the terms and conditions set forth herein; and
     WHEREAS, CFSC and CUESI desire that IronPlanet provide to Cat Financial and IronPlanet desires to provide to Cat Financial, certain online auction services.
     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:
SECTION 1. SCOPE OF AGREEMENT
This Agreement covers the provision of services by IronPlanet and its corporate affiliates and, accordingly, this Agreement represents a vehicle by which Cat Financial and its corporate affiliates, subsidiaries, and dealers can efficiently contract with IronPlanet and its corporate affiliates for auction services on a global basis.
SECTION 2. DEFINITIONS
The following terms shall be defined as follows:
     “Affiliate” shall mean all entities controlling, controlled by or under common control with a party. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.
     “Dealer” means any Caterpillar independent dealer that is party to a Sales and Service Agreement with Caterpillar.
     “Private Auction” means an online auction provided by IronPlanet at http://www.ironplanet.com in which Cat Financial is selling Equipment and in which only Dealers may participate as buyers.

     “Public Auction” means an online auction provided by IronPlanet at http://www.ironplanet.com in which Cat Financial is selling Equipment and in which any person, including Dealers, may participate as buyers.
     “Reserve Price” means the price below which Equipment shall not be sold at auction.
     “Transaction” means the sale and purchase of a unit of Equipment through an IronPlanet online auction.
     “Used Caterpillar Equipment” means any earthmoving or construction equipment manufactured by Caterpillar Inc. or its subsidiaries where title has passed from either Caterpillar Inc. or the vendor.
SECTION 3. AUCTION SERVICES; COMMISSIONS
     3.1 Private Auction. At Cat Financial’s request, IronPlanet shall conduct a Private Auction, subject to the following terms and conditions:
          (a) Cat Financial shall establish prior to any Private Auction a Reserve Price for each unit of Equipment, which Reserve Price shall be provided by IronPlanet to Dealers participating in such Private Auction.
          (b) Cat Financial shall pay to IronPlanet a commission of [***] of the purchase price of any unit of equipment sold during a Private Auction. Commission will not be paid on any unsold units.
          (d) Cat Financial shall perform all invoicing of amounts due from Dealers following any Private Auction, collect any such amounts, and remit any applicable commission to IronPlanet within 15 days of invoice date.
          (e) Any Equipment not sold during a Private Auction shall be auctioned during the next scheduled Public Auction.
     3.2 Public Auction. No less than twice each calendar month and provided that Equipment has been made available to IronPlanet by Cat Financial for sale, IronPlanet shall conduct a Public Auction, subject to the following terms and conditions:
          (a) Prior to any Public Auction, IronPlanet shall inspect each unit of Equipment and post a full inspection report via its website at http://www.ironplanet.com. Cat Financial shall pay IronPlanet its standard listing fee for each unit inspected.
          (b) Cat Financial shall pay to IronPlanet commission rates as reflected on Exhibit A attached hereto, based upon the final sales price of consigned Equipment to Public Auction.
          (c) IronPlanet shall perform all invoicing of amounts due from purchasers of Equipment during any Public Auction, including any applicable taxes, and, within 15 business days of auction, remit the full purchase price, less IronPlanet’s commission and listing fees, to Cat Financial.
          (d) Taxes: All equipment located within the United States will be invoiced with the appropriate sales tax required in the relevant state. All equipment located outside of the United States will be invoiced with the Value Added Tax (“VAT”) or Goods & Services Tax (“GST”) related to the country in which the equipment is located, as applicable.
[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SECTION 4. MISCELLANEOUS
     4.1. Other Terms and Conditions. Except as modified herein, IronPlanet’s standard Terms and Conditions found at its website, current copy of which is attached hereto as Exhibit B shall be applicable to any Private or Public Auction.
     4.2 Term. This Agreement shall remain in effect until December 31, 2010. Exhibit changes or addendum changes must be agreed upon and signed by both parties to change this agreement.
     IN WITNESS WHEREOF, the authorized representative of each party has duly executed this Agreement as of the date and year set forth above.

CATERPILLAR FINANCIAL SERVICES CORPORATION
By:	/s/ David M. Shurson
	Name:	David M. Shurson
	Title:	Remarketing General Manager

IRONPLANET, INC.
By:	/s/ Michael J. O’Donnell
	Name:	Michael J. O’Donnell
	Title:	Chief Financial Officer

EXHIBIT A
IronPlanet is offering a fixed commission rate for all straight equipment consignments sold through IronPlanet’s Public Auctions as outlined in the following table.

Final Selling Price (per piece)	Commission Rate
Less than $[***]	[***]%
$[***] and greater	[***]%
[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     This ADDENDUM is effective the 1st day of November, 2010, between IronPlanet, Inc., with its principal place of business at 4695 Chabot Drive, Suite 102, Pleasanton, CA 94588 (“IronPlanet”) and Caterpillar Financial Services Corporation, with its principal place of business at 2120 West End Avenue, Nashville, TN 37203 (“Cat Financial”).
WITNESSETH:
     WHEREAS, IronPlanet and Cat Financial are parties to an agreement for auction services dated April 26, 2010 (the “Agreement”), and the parties desire to amend such Agreement as follows:
     1. Section 4.1 of the Agreement shall be modified to replace Exhibit B dated April 17, 2010 with the latest revision of the Terms and Conditions published on IronPlanet’s site dated July 23, 2010 which is attached hereto and incorporated herein by reference.
     2. Section 4.2 of the Agreement shall be modified to extend the term from December 31, 2010 to December 31, 2011.
     All terms and conditions of the Agreement not expressly amended by this Addendum remain in full force and effect.
     This Addendum has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

Caterpillar Financial Services Corporation		IronPlanet, Inc.

By:	/s/ David M. Shurson	By:	/s/ Michael J. O’Donnell

	(signature)		(signature)
	Print Name: David M. Shurson		Print Name: Michael J. O’Donnell
	Title: Remarketing General Mgr.		Title: Chief Financial Office
	Date: 11/30/10		Date: 12/09/2010

IronPlanet Contract #13657	Private and Confidential

Exhibit B
IronPlanet Terms and Conditions
Last revised July 23, 2010
The IronPlanet, Inc. website currently located at http://www.ironplanet.com and the services offered herein (the “IronPlanet Site” or “Site” and collectively the “Services”) including without limitation the auction services in the IronPlanet Featured Auctions (“Featured Auction”) or IronPlanet Daily Marketplace (“Daily Marketplace” and collectively the “Auction” or “Auctions”) for equipment and other items (collectively “Equipment”) are provided by IronPlanet.com, Inc. (“IronPlanet” or “we”) to you (“you” or “user”) subject to the following terms and conditions set forth in this User Agreement (the “Agreement”). As an Auction Company, IronPlanet has a bond (#70259768) on file with the Secretary of State, California.
Acceptance of Terms. Before you attempt to buy or sell any Equipment through the Services and/or begin participating in or using the Site, IronPlanet requires that you read and accept the following Agreement. BY CHECKING ON THE SPACE NEXT TO THE “ACCEPT TERMS & CONDITIONS” TEXT, YOU HEREBY REPRESENT THAT YOU HAVE READ, UNDERSTOOD AND ACCEPTED THE TERMS AND CONDITIONS OF THIS USER AGREEMENT AND ALL AGREEMENTS INCORPORATED BY REFERENCE. If you choose not to accept this Agreement, you may not access or otherwise use the Site. If you have any questions regarding this Agreement, please contact CustomerCare@ironplanet.com.
Amendment. IronPlanet may, at its sole discretion, change, modify, add or remove any portion of this Agreement, in whole or in part, from time to time and at any time with or without notice to you, by posting such changes on the Site. Your continued use of the Site and the Service after such changes are posted will constitute your agreement to such changed Agreement. This Agreement was last revised on July 23, 2010.
I. Participation Requirements
Capacity to Contract. These Services are available only to individuals or entities that can form legally binding contracts. Without limiting the foregoing, neither minors in any jurisdiction nor individuals who have been suspended from the Services may participate in IronPlanet’s Services.
Registration. In order to participate in the Services, users must register with IronPlanet by filling out a registration form and providing certain information to IronPlanet. When IronPlanet has notified users that their registration form has been approved, such user shall become a “Registered User”. Registered Users include both Buyers (as defined below) and sellers (“Sellers”) of the listed Equipment. You represent and warrant that (i) all user information provided during registration is accurate and complete, and (ii) you will update such user information from time to time so that it is kept current, accurate and complete at all times. IronPlanet reserves the right to disapprove, suspend or terminate your registration for any reason, at its sole discretion, and to prohibit you from participating in the Services.
Login ID, Password and Security. During the registration process, you will select a login ID and password. You are solely responsible in all respects for all use of and for protecting the confidentiality of your login ID and password. You agree to notify IronPlanet immediately of any unauthorized use of any login ID and password or any other breach of security regarding the Services.
User Responsibilities. You agree to comply with all applicable laws and regulations regarding your use of the Services and your sale or purchase of items on this Site. You agree not to engage in any of the following prohibited activities: (i) copying, distributing, or disclosing any part of the Services in any medium, including without limitation by any automated or non-automated “scraping”; (ii) using any automated system, including without limitation “robots”, “spiders”, “offline readers”, etc., to access the Services in a manner that sends more request messages to IronPlanet’s servers than a human can reasonably produce in the same period of time by using a conventional online web browser; (iii) attempting to interfere with, compromise the system integrity or security or decipher any transmissions to or from the servers running the Services; (iv) taking any action that imposes, or may impose at our sole discretion an unreasonable or disproportionately large load on our infrastructure; (v) uploading invalid data, viruses, worms, or other software agents through the Services; (vi) collection or harvesting any personally identifiable information, including account names, from the Services; (vii) using the Services for any commercial solicitation purposes; (viii) impersonating another person or otherwise misrepresenting your affiliation with a person or entity, conducting fraud, hiding or attempting to hide your identity; (ix) bypassing the measures we may use to prevent or restrict access to the Services.
User Content. For any content provided by users to IronPlanet, including any text, maintenance records, graphics and pictures that describe the Equipment (“User Content”), solely for the purpose of display on the Site, you grant IronPlanet a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sub licensable right to exercise the copyright, publicity, database rights and all other intellectual property rights users have in the content, in any media known now or in the future.
You agree not to post User Content that: (i) may create a risk of harm, loss, physical or mental injury, emotional distress, death, disability, disfigurement, or physical or mental illness to you, to any other person, or to any animal; (ii) may create a risk of any other loss or damage to any person or property; (iii) may constitute or contribute to a crime or tort; (iv) contains

IronPlanet Contract #13657	Private and Confidential

any information or content that we deem to be unlawful, harmful, abusive, racially or ethnically offensive, defamatory, infringing, invasive or personal privacy or publicity rights, harassing, humiliating to other people (publicly or otherwise), libelous, threatening, profane, or otherwise objectionable; (v) contains any information or content that is illegal (including, without limitation, the disclosure of insider information under securities law or of another party’s trade secrets); (vi) contains any information or content that you do not have a right to make available under any law or under contractual or fiduciary relationships; or (vii) contains any information or content that is not correct, accurate and current. IronPlanet reserves the right, but is not obligated, to reject and/or remove any User Content that IronPlanet believes, in its sole discretion, violates these provisions.
IronPlanet’s Relationship to Users. In the Auctions, IronPlanet is not a party to any transaction relating to Equipment and IronPlanet is only a venue for registered Sellers to list Equipment and for registered Buyers to make bids on such Equipment. Any agreements reached by and between Buyers, Sellers and third parties (including third party transportation carriers) are solely between such Buyers, Sellers and third parties. IronPlanet does not make any representations or warranties that it has title to or possesses Equipment listed on the Site.
Release. In the event that you have a dispute with one or more users of IronPlanet’s Services, you release IronPlanet (and our officers, directors, agents, subsidiaries and employees) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with such disputes. If you are a California resident, you expressly waive any rights you may have under California Civil Code §1542, which says: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Information Control. IronPlanet cannot control the information or other User Content provided by users which is made available through the Services. Users may find other users’ information to be offensive, harmful, inaccurate or deceptive. Please use caution and common sense when using the Site. IronPlanet has no control over the quality, safety or legality of the Equipment listed, the truth or accuracy of the listings or any other information or User Content provided by the user about the Equipment.
Inspections. If you choose to have your Equipment inspected, you agree to abide by the terms and conditions associated with Equipment Inspections in the Inspection Terms and Conditions which are hereby incorporated by reference and located at http://www.ironplanet.com/pop/inspect_terms_printable.jsp.
II. Listing Equipment for Auction
Auction Seller Agreement. In order to auction your Equipment in a Featured Auction or in the Daily Marketplace, you agree to abide by the terms and conditions in the Auction Seller Agreement which is hereby incorporated by reference and located at http://www.ironplanet.com/pop/consignment_printable.jsp.
III. Auctions
Auction Period. The Auction period shall be determined by IronPlanet.
Bidder Conduct. You acknowledge and agree that once you have placed a bid, you may not retract the bid. In addition, sale price manipulation of any kind, directly or indirectly, by any users is prohibited, including, but not limited to, by bidding through a secondary account, agent or assigns on Equipment that you are selling, by communicating with other Buyers and Sellers, or by shill bidding.
Binding Offer to Purchase. If you are the highest bidder at the end of a Featured Auction and have met the applicable opening bid (“Featured Auction Buyer”), you are obligated to complete the transaction with the Seller unless the transaction is prohibited by law or regulation or by this Agreement. If you are the highest bidder at the end of a Auction and have met or exceeded the applicable Reserve Price (as defined in the Auction Seller Agreement located at http://www.ironplanet.com/pop/consignment_printable.jsp), if any, or if you accept a Second Chance Offer (as defined in the Auction Seller Agreement located at http://www.ironplanet.com/pop/consignment_printable.jsp) extended by the Seller, if any such offer is made (“ Auction Buyer”, with and Featured Auction Buyers collectively referred to herein as “Buyers”), you are obligated to complete the transaction with the Seller unless the transaction is prohibited by law or regulation or by this Agreement. Bidders agree that bidding on the IronPlanet Site is the legal equivalent of a firm purchase order.
Notification of Assignment of Rights. IronPlanet hereby notifies prospective bidders/Buyers that the consigners of certain pieces of Equipment have assigned to a qualified intermediary their rights, but not their obligations, under the Auction Seller Agreement for purposes of effecting a deferred Like-Kind Exchange under section 1031 of the Internal Revenue Code of 1986, as amended, and the applicable regulations.
Void Bids. IronPlanet reserves the right to reject or void bids, whether winning or not, which it believes have not been made in good faith, are intended to manipulate the auction process, or are prohibited by any applicable law, restriction or regulation.

IronPlanet Contract #13657	Private and Confidential

Winning Bids. IronPlanet is the one and only judge for the determination of winning bids (“Final Sale Price” or “Final Selling Price”), but IronPlanet shall not be liable for any errors or omissions relating to such determination, whether by IronPlanet or some other person.
Postponement and Cancellation. IronPlanet reserves the right to postpone or cancel any Featured Auction or Daily Marketplace listing, or any sale resulting there from, in its own discretion, without notice. IronPlanet will have no liability to prospective bidders, Buyers or Sellers as a result of any withdrawal, cancellation or postponement of Auctions or sales.
California Off-Road Diesel Vehicle Regulation. The following disclosure applies to self-propelled diesel-fueled vehicles 25 horsepower and up that were not designed to be driven on-road: “When operated in California, any off-road diesel vehicle may be subject to the California Air Resources Board In-Use Off-Road Diesel Vehicle Regulation. It therefore could be subject to retrofit or accelerated turnover requirements to reduce emissions of air pollutants. For more information, please visit the California Air Resources Board website at http://www.arb.ca.gov/msprog/ordiesel/ordiesel.htm.”
IV. Fees, Commissions and Penalties
IronPlanet’s fees and commissions for Sellers are available at http://www.ironplanet.com/sell/fees.jsp and are hereby incorporated by reference. Fees for Buyers are located at http://www.ironplanet.com/buy/buy_fees.jsp and hereby incorporated by reference. IronPlanet may change its fees, payments and commissions from time to time, in its sole discretion, with or without notice to you, but no such change shall apply retroactively to Equipment already listed for an Auction at the time of such change.
V. Completion of Transactions
Liability for Equipment. The Equipment shall be and remain at the risk of the Seller (and not IronPlanet) until the Equipment is removed from the posted Equipment location by the Buyer or the Buyer’s designated transportation provider. The Equipment shall be and remain at the risk of the Buyer and/or the Buyer’s designated transportation provider (and not IronPlanet) while in transport. The Equipment shall be and remain at the risk of the Buyer once delivered to the designated location
Sales and Use Tax. All bids and offers must be net of any taxes imposed with respect to the sale or purchase transaction. Buyers are liable for all such taxes or for establishing to IronPlanet’s satisfaction on behalf of the Seller a valid exemption certificate from such taxes. Buyers and Sellers acknowledge and agree that IronPlanet is providing a service in the calculation, reporting and remittance of sales or use taxes which may be assessed, due or owing to the taxing authorities of any taxing jurisdiction for transactions that arise in connection with your use of the Service. Without limitation to the disclaimer of warranties in Section VII, IronPlanet expressly disclaims all warranties of any kind whatsoever, express or implied, with respect the Services, including without limitation, that IronPlanet’s calculation, reporting or remittance of sales or use tax shall be timely or error free, or that defects will be corrected. Each Buyer shall indemnify IronPlanet against any tax, cost or expense relating to the failure of the Buyer to satisfy any sales or use tax liability related to a transaction within their jurisdiction. Each Seller shall indemnify IronPlanet against any tax, cost or expense relating to the failure of the Seller to satisfy any sales or use tax liability related to a transaction within their jurisdiction
Transaction Fee. All equipment purchased through IronPlanet is subject to a Transaction Fee on each unit which is to be paid by the Buyer. The Transaction Fees are located at http://www.ironplanet.com/buy/buy_fees.jsp and are hereby incorporated for reference. All fees, including this Transaction Fee, must be paid prior to releasing any Equipment for pick-up or transport.
Payment and Payment Schedule. Full payment from the winning bidder in the amount of the Final Selling Price, applicable sales tax and the Transaction Fee must post to a secure payment account designated by IronPlanet within three (3) business days after the close of the Auction for the piece of Equipment. Buyers from the United States must send payments via wire transfer or certified bank check. Buyers from outside the United States must send all payments via wire transfer.
Buyer Default. If, after five (5) business days (a business day being defined as Monday-Friday, excluding U.S. Federal holidays) after the close of the Auction for the piece of Equipment, the Buyer does not make full payment in accordance with the payment schedule and terms set forth above, the Buyer is considered in default and shall be subject to a Default Penalty which is set forth on the IronPlanet Site at http://www.ironplanet.com/buy/buy_fees.jsp. In addition, the Buyer will be barred from further use of the IronPlanet Site until the Default Penalty is paid.
Buyer Removal of Equipment. Buyers are responsible for loading and shipping the Equipment for transportation, unless otherwise noted in the Equipment listing. Seller agrees to have the Equipment available for transportation, complete with ignition key, to the Buyer no later than one (1) business day after the conclusion of the auction for the piece of Equipment. Buyer may remove the Equipment from the Seller’s location once the Final Sales Price (and any applicable sales tax and the Transaction Fee) has been received by and posted to a secure payment account designated by IronPlanet. If a Buyer has not removed the Equipment from the Seller’s location within eight (8) business days after the close of the Auction for the piece of Equipment, the Buyer will be responsible for directly paying the Seller any and all storage fees if levied by the Seller.

IronPlanet Contract #13657	Private and Confidential

Notice to Buyer: IronPlanet is a California registered and bonded (#70259768) auction company. IronPlanet, consistent with California law, may deem Buyer’s failure to claim property within sixty (60) days following a final sales transaction to be evidence of Buyer’s intent to abandon the property. Where Buyer fails to claim property within sixty (60) days following a final sales transaction, IronPlanet may take action that is adverse to Buyer’s interest in the property, including but not limited to any appropriate steps under the law to dispose of the property. Depending upon the value of the property (as determined by the Final Selling Price before the buyer’s transaction fee in the original auction), disposition of the property may consist of a public auction or some other means. For those items with a Final Selling Price of less than $500, IronPlanet will dispose of the item as we see fit. For those items with a Final Selling Price of $500 or greater, the item will be sold in a public IronPlanet auction. Once the item sells, IronPlanet will withhold 25% of the sale price, or $200, whichever is greater, to cover IronPlanet’s administrative and sale execution costs, plus additional proceeds will be withheld to cover any outstanding sales taxes. The remaining proceeds will be provided to the original seller to be applied toward storage, insurance, maintenance, and administrative costs.
Freight, Transportation and Export. The Buyer is responsible for all freight, shipping and other costs related to transporting the Equipment from the posted Equipment location to its final destination. These costs include but are not limited to dismantling, special handling, loading, transportation costs and any certificates, and/or permits required to move the Equipment within or across borders. Buyers are advised to have all such certificates and permits issued and completed prior to transporting the equipment; otherwise Buyers may be subject to cleaning, permit, and/or other fees if the Equipment is stopped and held at a Port of Entry to a state, province or country. Buyers that plan to export equipment through US Customs should engage the services of a US forwarding agent to prepare documents that are required by US Custom Control. These documents may include a power of attorney that authorizes a forwarding agent to complete the necessary Shipper Export Declaration (SED) and filing the AES record. As defined by the US Department of Commerce Foreign Trade Regulations (FTR), a buyer that exports equipment from the US for monetary benefit is the US Principle Party of Interest (USPPI). Your export broker should be reporting your name, address and other relevant information when completing export forms in the AES. IronPlanet, an online marketplace service for the exchange of equipment between a seller and a buyer, is not the primary monetary beneficiary of the export transaction and therefore should not be cited as the USPPI. IronPlanet can provide equipment invoices or a notarized Bill of Sale to facilitate Buyer exports. IronPlanet cannot provide Manufacturing Statements of Origin (MSO’s) on used equipment bought from our website nor can we be held responsible for lack of manufacturers’ identifying numbers, engine or serial numbers. Buyers may not transport the Equipment until full payment (including any applicable sales tax and the Transaction Fee) has been received by and cleared by IronPlanet’s designated bank.
Transportation Partners. Buyers may arrange transportation of Equipment on the IronPlanet website through one of our Transportation Partners. While IronPlanet will not be liable for any acts or omissions arising from any third party transportation arrangements, for any buyer who engages an IronPlanet Transportation Partner for transportation of Equipment and encounters an issue with our Transportation Partner, IronPlanet will assist the buyer in resolving the issue with our Transportation Partner. For those buyers who engage a transportation provider other than one of IronPlanet’s Transportation Partners to transport Equipment, IronPlanet will not be able to assist in the resolution of any issues that may arise with the transportation provider. To support sales tax treatment of the transaction, buyers who engage a transportation provider other than one of IronPlanet’s Transportation Partners will also be responsible for providing IronPlanet with any necessary documentation (e.g. Bills of Lading, export documents, etc.) no later than 5 business days after Equipment is delivered.
Constructive Receipt. Once Constructive Receipt has occurred for any given piece of Equipment, remittance of proceeds to the Seller may occur. Any dispute claims filed by the Buyer under protection of IronPlanet’s IronClad Assurance (“Dispute Claims”) after Constructive Receipt has occurred are invalid, as set forth in Section VI. “Construction Receipt” of Equipment occurs at the first occurrence of any of the following milestones (unless a Dispute Claim has been previously filed by the Buyer), provided full payment has been received by IronPlanet for the Equipment.
a) At the time the Equipment leaves the point of pick-up at the Seller’s location, if Buyer elects to transport the Equipment themselves from the Seller’s location rather than use a common carrier. Buyers transporting the Equipment themselves are encouraged to examine the Equipment thoroughly prior to removing it from the Seller’s location
b) At the time the Equipment leaves the point of pick-up by Buyer or Buyer’s agent or representative at the Seller’s location if Equipment is self-transporting, such as a truck. Buyers of self-transporting Equipment are encouraged to examine the Equipment thoroughly prior to removing it from the Seller’s location
c) Ten (10) business days after the conclusion of the Auction for the Equipment.
d) Twenty-four (24) hours after delivery of the Equipment to the Buyer’s designated location, if purchased Equipment is sold from the United States or Canada and is subsequently delivered within the United States or Canada. (If the expiration of the 24-hour period falls on a Saturday, Sunday or a United States Federal Holiday, Constructive Receipt on the basis of the passing of this milestone will not occur until the sooner of a) the first non-weekend day or b) the first non-Federal Holiday). If purchased Equipment is sold from the United States or Canada and is subsequently to be delivered outside the continental United States or Canada, Constructive Receipt on the basis of the passing of this milestone will occur twenty-four (24) hours after Equipment delivery to the United States or Canadian Port of Export. Any dispute claims must be initiated and settled prior to export. Once equipment is exported outside the continental United States or Cabada, the Buyer waives all Dispute Claims and the IronClad Assurance will not apply.

IronPlanet Contract #13657	Private and Confidential

e) At the time Buyer or Buyer’s agent or representative begins disassembly of Equipment from its as-inspected configuration, including disassembly for transport.
Remittance of Proceeds to Seller.IronPlanet shall remit the Final Sale Price less any commission or fees as set forth in the IronPlanet Site located at http://www.ironplanet.com/sell/fees.jsp to Seller for such Equipment within fifteen (15) business days after the date of sale. Payments by IronPlanet will be made by either electronic wire transfer or check (subject to additional fees for overnight courier).
Ownership Certification, Verification and Lien Searches. At the time of listing Equipment, Sellers are responsible to make full representation and disclosure for all liens, adverse claims and other title encumbrances and third party interests that may exist on their Equipment to IronPlanet in writing. Further, the Seller unconditionally gives IronPlanet authorization to contact and verify with their creditors all outstanding encumbrance balances that may affect or compromise the assignment of the Equipment to a new Buyer.
If the Seller fails to remove any lien, encumbrance or adverse claim on or to any Equipment sold or fails to perform or comply with any other of its obligations under this Agreement IronPlanet will remove such lien, encumbrance or adverse claim using the Seller net proceeds. If the Sellers net proceeds are insufficient to discharge creditor claims on the Equipment the Seller is fully responsible for paying the outstanding debt balance immediately. IronPlanet at its sole discretion and prior to Equipment auction may ask the Seller for additional funds to repay their creditor obligations when Seller net proceeds are not estimated to be sufficient to extinguish the Seller obligation.
The Seller shall pay IronPlanet upon demand all of IronPlanet’s expenses and payments incurred in connection with any removal of any liens or the performance thereof, as the case may be, together with interest thereon at the rate of 10% per annum compounded daily. No such payment or performance by IronPlanet shall be deemed to waive breach by the Seller, or relieve the Seller, of its creditor obligations.
In its sole discretion, IronPlanet may independently carry out title and lien searches to investigate the existence of filed UCC financing statements on the Equipment that may compromise assignment of the Equipment to a new Buyer. IronPlanet may charge the Seller a lien fee for this verification (“Ownership Verification and Lien Search Fee”).
Removal Penalty Prior to Auction Close — Reserve not met. If, for any reason, the Seller withdraws a piece of Equipment listed on the IronPlanet Site after the time of Equipment Listing but before either the reserve, if any, is met or the auction closes, the Seller agrees to pay IronPlanet a removal fee equivalent to the greater of (i) 2% of the Reserve Price (as set by the Seller) or (ii) $50 (“Removal Penalty Prior to Auction Close”). If, for any reason prior to the auction close, IronPlanet removes Equipment from an Auction due to Seller’s violation of the Auction Seller Agreement, the Seller agrees to pay IronPlanet the Removal Penalty Prior to Auction Close.
Default Penalty — Reserve met. If, for any reason, the Seller withdraws a piece of Equipment (or causes IronPlanet to withdraw their Equipment due to violation of the Auction Seller Agreement) listed in the Daily Marketplace after the Seller Reserve Price is met, the Seller agrees to pay IronPlanet a Default Penalty (“Seller Default Penalty”) equivalent to the Commission Fee of the winning Final Selling Price as if the Equipment were sold, as well as the Listing Fee.
VI. IronClad Assurance
IronPlanet’s Inspection Reports are covered by IronPlanet’s IronClad Assurance. Inspections are performed and Inspection Reports are provided subject to the Inspection Terms and Conditions provided on the IronPlanet Site. The “Inspection Report” is an inspection report created by IronPlanet for Equipment auctioned through the Services, which report includes a detailed component evaluation and numerous pictures. Carefully reviewing all the available Equipment pictures offers a broader description of used Equipment condition that can be obtained from reading a short written comment. With used Equipment “a picture is worth a thousand words”. IronPlanet inspections are performed solely for the purpose of reporting on the visible condition of the Equipment’s major systems and attachments on the day of the inspection. Observed conditions may be complemented by the measurement of selected parts and the results of fluid sampling. IronPlanet condition inspections are not designed nor intended to detect latent or hidden defects, or conditions that could only be found in connection with the physical dismantling of the machine or the use of diagnostic equipment or techniques. In no event shall IronPlanet be liable for the identification of such defects. Notwithstanding anything to the contrary in this Agreement or elsewhere on the Site, if Equipment is provided without an Inspection Report as elected by the Seller, the IronClad Assurance will not apply.
IronPlanet’s “IronClad Assurance” (as defined below) is intended for knowledgeable Buyers who both read our condition assessment and also review each picture carefully to make the best bidding and buying decision possible. As equipment is used and ages, it becomes difficult to make comment on each scratch, dent or maintenance repair. Therefore, conditions that can be seen in the Equipment pictures stand as additions to the written narrative description. IronClad Assurance does not cover disputes concerning conditions visible in any of the Inspection Report Equipment pictures (including the full-size image visible through zooming), even if these conditions are not specifically mentioned in the written narrative comments. Don’t be a disappointed Buyer, review all the Equipment pictures!
Under the “IronClad Assurance” (which is provided subject to the Inspection Terms and conditions provided on the IronPlanet Site), if a Buyer discovers that a piece of Equipment purchased by the Buyer is not substantially in the condition

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as represented in the Inspection Report, and Constructive Receipt of the Equipment, as detailed in Section V has not occurred, the Buyer may submit a written Dispute Claim to IronPlanet, then, subject to the conditions set forth below and IronPlanet’s confirmation of the accuracy of the Dispute Claim, IronPlanet may either refund the full purchase price to the Buyer (inclusive of the Transaction Fee and any applicable taxes) and reimburse the Buyer for any expenses incurred when initially transporting the Equipment from the Seller to the Buyer’s location, or IronPlanet may settle such Dispute Claim in another mutually beneficial manner for the Buyer (subject to a $500 deductible as described below).
All items constituting the basis for the Dispute Claim must be identified, in writing, in such Dispute Claim. In addition to the conditions for a valid Dispute Claim stated above, all Dispute Claims are also subject to the following conditions:
1. Determination of a changed condition will be made only as the result of a re-inspection by IronPlanet and a comparison of the re-inspection results with the initial IronPlanet inspection.
2. Only conditions found by the Buyer to be substantially different than reported in the IronPlanet Inspection Report may be disputed. Leaks of any kind (including tires) that are found by the Buyer, but which are not reported on the Inspection Report, may not be disputed. Conditions which are beyond the scope of a general condition inspection and are not disputable include: those which can be identified reasonably only through the operation of a machine on a job site, e.g. digging or lifting; operating the machine through the full range of speeds required to evaluate all forward and reverse gears; replacement or addition of attachments to the machine; disassembly or the use of diagnostic or test equipment in order to evaluate characteristics such as engine compression.
3. If the Buyer submits a Dispute Claim, the Buyer must not use the piece of Equipment from the time of submission of the Dispute Claim to the time the Dispute Claim is resolved. The Buyer must have the Equipment available for immediate re-inspection upon IronPlanet’s request and not make any changes to condition of Equipment; including disassembling or making any repairs, until the Dispute Claim is resolved.
4. IronPlanet shall not be responsible for any Dispute Claim with the Equipment’s Inspection Report unless the Buyer has made the purchase of the Equipment and has paid in full through the secure payment account designated by IronPlanet.
5. The pick-up location for the purchased Equipment must be in the United States or Canada.
6. IronPlanet makes every effort to accurately describe Equipment using common industry terms. However, Equipment, trucks and Equipment options and attachments can be known by different terms in different parts of the country. Buyers must refer to the pictures contained in the Inspection Report to clarify their understanding of specific Equipment characteristics. IronPlanet cannot be responsible for any misinterpretation or oversight by the Buyer.
7. IronPlanet shall not be responsible for Dispute Claims filed if the Buyer transfers ownership, operates, leases, rents, or in any way cause or allows the Equipment to be used or operated prior to the expiration of the time periods identified in paragraph V, Completion of Transactions, above. The only exception to this is operation necessary to move the Equipment around the lot, to load/unload the Equipment, or to verify the reported inspection condition after receipt of the Equipment. In any event, IronPlanet shall not be liable for any dispute relating to a difference in the Equipment hour meter of more than five (5) hours or ten (10) odometer miles from the Inspection Report.
8. IronPlanet shall not be responsible for Dispute Claims filed if the Equipment is damaged by the Buyer or the transportation company.
9. IronPlanet shall not be responsible for Equipment operating manuals or keys. The absence of either or both of these items, or costs related thereto, are not the basis for a valid Dispute Claim.
10. IronPlanet shall not be responsible for Dispute Claims filed due to changes in Equipment condition as a result of exposure to the elements (wind, rain, snow, freezing temperatures, sleet, etc.), including during shipment, such as leaky seals, belts/pulleys, hoses, corrosion, paint fade, window grazing, water contamination or fuel contamination. Without limitation to the foregoing sentence, IronPlanet shall not be liable for failure of Electronic Control Modules for systems or components nor for electronic displays, dead batteries or lights.
11. The estimated total cost to fix items subject to a valid Dispute Claim must exceed $500. This $500 deductible will be applied to any settlement of a Dispute Claim.
12. IronPlanet suggests to each Buyer that lubrication, cooling, hydraulic and air conditioning systems be serviced in accordance with the manufacturer’s specifications prior to the machine being put onto a job site. Dispute Claims based on system failures due to a lack of lubrication or other appropriate servicing before the Buyer puts the machine to work will not be covered by IronClad Assurance. IronPlanet personnel will evaluate lubrication and maintenance records of post-sale servicing and fluid sample results from failed components as part of the dispute resolution process.
Adjudication of Equipment Dispute. IronPlanet will be solely responsible for the review and adjudication of any dispute by, between or among Buyers, Sellers and/or IronPlanet arising out of or relating to the condition of Equipment or any Dispute Claims. All determinations made by IronPlanet shall be final.

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VII. Disclaimer; Limitation of Liability; Indemnity
Disclaimer. THE EQUIPMENT, SITE AND OTHER SERVICES, INCLUDING ALL CONTENT, FUNCTIONS, MATERIALS AND INFORMATION MADE AVAILABLE ON OR ACCESSED THROUGH THE SITE OR OTHER SERVICES (INCLUDING WITHOUT LIMITATION THE INSPECTION REPORT), ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IRONPLANET AND SELLER DO NOT WARRANT THAT THE EQUIPMENT, SERVICE OR THE FUNCTIONS, FEATURES OR CONTENT INCLUDING THE INSPECTION REPORT, CONTAINED THEREIN OR IN THE SITE WILL BE FUNCTIONAL, TIMELY, SECURE, UNINTERRUPTED OR ERROR FREE, OR THAT DEFECTS WILL BE CORRECTED. IRONPLANET AND SELLER MAKE NO WARRANTY THAT THE EQUIPMENT, SITE OR OTHER SERVICES WILL MEET BUYERS’/USERS’ REQUIREMENTS OR EXPECTATIONS, AND EXPRESSLY DISCLAIM ANY WARRANTIES OR GUARANTEES THAT BY LISTING EQUIPMENT ON THE SERVICES OR THE SITE, THE LISTED EQUIPMENT WILL BE SOLD OR WILL BE SUITABLE FOR ANY PURPOSE. IF YOU ARE DISSATISFIED WITH THE SITE OR ANY OTHER SERVICES ON THE SITE, YOUR SOLE REMEDY IS TO DISCONTINUE USING THE SITE AND OTHER SERVICES. IRONPLANET AND SELLER MAKE NO WARRANTY REGARDING ANY EQUIPMENT OR SERVICES PURCHASED OR OBTAINED THROUGH THE SERVICES OR ANY TRANSACTIONS ENTERED INTO THROUGH THE SERVICES. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM IRONPLANET, SELLER OR THROUGH THE SERVICES SHALL CREATE ANY WARRANTY NOT EXPRESSLY MADE HEREIN. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES, SO SOME OF THE ABOVE EXCLUSIONS MAY NOT APPLY TO CERTAIN USERS. IRONPLANET AND SELLER EXPRESSLY DISCLAIM ANY ENDORSEMENT OR WARRANTY OF ANY EQUIPMENT SOLD ON OR THROUGH THE SERVICES, AND ANY RESPONSIBILITY FOR ANY MISREPRESENTATIONS OR BREACHES OF THE AGREEMENT OF ANY KIND COMMITTED BY ANY OTHER USER.
Limitation of Liability. IN NO EVENT SHALL IRONPLANET OR SELLER BE LIABLE FOR ANY DAMAGES OF ANY KIND ARISING FROM (A) ANY INJURY TO ANY PERSON OR PROPERTY CAUSED BY THE EQUIPMENT OR (B) DEFECTS IN SUCH EQUIPMENT ON ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY) OR OTHERWISE. IN ADDITION, IN NO EVENT SHALL IRONPLANET OR SELLER BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES THAT ARE DIRECTLY OR INDIRECTLY RELATED TO THE USE OF, OR THE INABILITY TO USE, THE SERVICES, THE SITE OR ITS CONTENT INCLUDING WITHOUT LIMITATION THE INSPECTION REPORT AND MATERIALS AND FUNCTIONS RELATED THERETO, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS OR LOST SALES, EVEN IF IRONPLANET OR AN AUTHORIZED REPRESENTATIVE THEREOF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO SOME OF THE ABOVE LIMITATIONS MAY NOT APPLY TO CERTAIN USERS. IN NO EVENT SHALL THE TOTAL LIABILITY OF IRONPLANET TO YOU FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, PRODUCT LIABILITY OR OTHERWISE) ARISING FROM THIS AGREEMENT OR YOUR USE OF THE SITE AND OTHER SERVICES EXCEED, IN THE AGGREGATE, $100.00.
Indemnity. You agree to defend, indemnify and hold harmless IronPlanet, its officers, directors, agents, subsidiaries and employees from claims, demands and damages, actual and consequential, of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, to the extent arising out of or in any way connected with any breach or violation by you of this Agreement, any use by you of the Site or other Services, and any disputes or damages caused by or arising out of your use of or contracts formed with you through this Site or other Services, including without limitation any personal injury, death or property damage caused by or arising out of the subsequent use of any Equipment sold or purchased from this Site.
VIII. General Provisions Eligibility.
Only Registered Users are eligible to participate in IronPlanet’s Services. All prices are listed according to their value in U.S. dollars.
Taxes. Buyers, if applicable, are responsible for providing IronPlanet valid resale certificates for each transaction processed through our marketplace Services. Buyers that do not provide valid resale certificates in a timely manner will have sales and use taxes assessed and remitted to the appropriate taxing authorities. Buyers and Sellers acknowledge and agree that IronPlanet is providing a service in the calculation, reporting or remittance of sales or use taxes which may be assessed, due or owing to the taxing authorities of any applicable taxing jurisdiction for transactions that arise in connection with your use of our marketplace Services. Without limitation to the Sales and Use Tax provisions of Section V, you acknowledge and agree that while the bidder/Buyer is primarily liable for sales and use taxes due with respect to transactions and Seller is secondarily liable for such taxes, you jointly and severally agree to indemnify IronPlanet for the calculation, collection and remittance of any applicable taxes or other expenses which may be incurred or assessed in connection with your use of the Services and the sale of such Equipment.
No Price Manipulation. You may not manipulate the price of listed Equipment by any means, including but not limited to using secondary accounts, colluding with third parties, or bidding on your own Equipment. You may not use an alias to place bids on any Equipment you are selling, either directly or indirectly for any reason.

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Shill Bidding Disqualification. If IronPlanet determines that a Seller or someone associated with a Seller has bid on that seller’s own item, (“shill bidding”), IronPlanet will ban the seller from future use of IronPlanet websites and other Services, IronPlanet will cancel any involved transaction(s) and the Seller will be charged a Shill Bidding Penalty of 25% of the Equipment Auction Closing Price for any involved transaction(s).
Arbitration. YOU AGREE TO MEDIATE AND ARBITRATE ANY DISPUTE OR CLAIM BETWEEN OR AMONG YOU AND ANY OTHER REGISTERED USER OF IRONPLANET ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN AND AMONG YOU, IRONPLANET AND ANY OTHER REGISTERED USER, ANY SALE OF EQUIPMENT, ANY INSPECTION REPORT OR ANY OTHER TRANSACTION CONTEMPLATED BY SUCH AGREEMENTS INCLUDING, BUT NOT LIMITED TO, ALL CONTRACT AND TORTCLAIMS, STATUTORY CLAIMS, CLAIMS FOR RELIEF WHETHER EQUITABLE OR LEGAL, ISSUES OF ARBITRABILITY, AND DISPUTES ABOUT THE SCOPE OF THIS CLAUSE. DISPUTE RESOLUTION SHALL BE CONDUCTED PURSUANT TO THE FOLLOWING PROCEDURES. BEFORE INITIATING ANY ARBITRATION, THE PARTIES SHALL ENGAGE IN MEDIATION, WHICH IS A PROCESS IN WHICH PARTIES ATTEMPT TO CONFIDENTIALLY RESOLVE ANY DISPUTE BY SUBMITTING IT TO AN IMPARTIAL, NEUTRAL MEDIATOR WHO IS AUTHORIZED TO FACILITATE THE RESOLUTION OF THE DISPUTE BUT WHO IS NOT EMPOWERED TO IMPOSE A SETTLEMENT. MEDIATION SHALL BE CONDUCTED IN SAN FRANCISCO, CALIFORNIA, BY A MEDIATOR AFFILIATED WITH JAMS/ENDISPUTE AGREED TO BY THE PARTIES. SHOULD MEDIATION PROVE UNSUCCESSFUL TO RESOLVE THE DISPUTE, AND WITHIN ONE YEAR OF THE DISPUTE ARISING, A PARTY SHALL MAKE A DEMAND FOR ARBITRATION. THE PARTIES SHALL RESOLVE THE DISPUTE THROUGH FINAL AND BINDING ARBITRATION TO BE CONDUCTED PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF JAMS/ENDISPUTE. ARBITRATION SHALL BE CONDUCTED IN SAN FRANCISCO, CALIFORNIA. THE PROCEDURAL AND SUBSTANTIVE LAW TO BE APPLIED TO AND IN THE ARBITRATION SHALL BE THE LAW OF THE STATE OF CALIFORNIA, EXCEPT FOR ITS CONFLICT OF LAW PRINCIPLES. THE PARTIES SHALL AGREE ON A SINGLE NEUTRAL ARBITRATOR AFFILIATED WITH JAMS/ENDISPUTE WHO IS A RETIRED JUDGE. THE ARBITRATOR SHALL BE BOUND TO APPLY THE LAW, INCLUDING THE RULES OF EVIDENCE, AND SHALL BE EMPOWERED TO HEAR AND DETERMINE DISPOSITIVE MOTIONS INCLUDING MOTIONS TO DISMISS AND MOTIONS FOR SUMMARY JUDGMENT. THE PARTIES SHALL HAVE THE RIGHT TO CONDUCT TWO DEPOSITIONS OF EACH OPPOSING PARTY. THE ARBITRATOR SHALL HAVE THE RIGHT TO ISSUE INJUNCTIONS AND ATTACHMENTS AND OTHER EQUITABLE REMEDIES AND AWARD COMPENSATORY DAMAGES. THE ARBITRATOR SHALL HAVE NO POWER TO AWARD CONSEQUENTIAL, PUNITIVE OR TREBLE DAMAGES, OR ANY OTHER MANNER OF ENHANCED DAMAGES. THE PREVAILING PARTY IN ANY ARBITRATION SHALL HAVE THE RIGHT TO AN AWARD OF ATTORNEYS’ FEES AND COSTS. THE AWARD OF THE ARBITRATOR SHALL BE FINAL AND BINDING AND ANY PARTY TO THE DISPUTE MAY SEEK TO CONFIRM THE AWARD OF THE ARBITRATOR IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN SAN FRANCISCO, CALIFORNIA AND ENFORCE THE AWARD AS A JUDGMENT. EXCEPT FOR THE FILING OF A JUDICIAL ACTION TO CONFIRM, MODIFY, VACATE, OR ENFORCE AN ARBITRATOR’S AWARD, INCLUDING THE AWARD OF AN INJUNCTION OR ATTACHMENT, WHICH FILING IS PERMISSIBLE, ANY PARTY WHO INITIATES LITIGATION, OR WHO INITIATES ARBITRATION WITHOUT FIRST MEDIATING A DISPUTE, SHALL FORFEIT ANY AND ALL RIGHT TO ATTORNEYS’ FEES AND COSTS AS A PREVAILING PARTY, AND SHALL REIMBURSE ANY OTHER PARTY TO THE LITIGATION FOR THEIR COSTS OF LITIGATION INCLUDING ATTORNEYS’ FEES AND COSTS.
Third Party Links. IronPlanet may contain links to third-party websites, advertisers, or services that are not owned or controlled by IronPlanet. Where IronPlanet provides such third-party links, no representations or endorsements are made in connection with such sites. IronPlanet has no control over, and assumes no responsibility for, the content, privacy policies, or practices of any third-party websites or services. If you access a third-party website from the IronPlanet Sites, you do so at your own risk, and you understand that this Agreement and IronPlanet’s Privacy Policy do not apply to your use of such sites. You expressly relieve IronPlanet from any and all liability arising from your use of any third-party website or services or third-party owned content. Additionally, your dealings with or participation in promotions of advertisers found on IronPlanet Sites, including payment and delivery of goods, and any other terms (such as warranties) are solely between you and such advertisers. You agree that IronPlanet shall not be responsible for any loss or damage of any sort relating to you dealings with such advertisers. We encourage you to be aware of when you leave the IronPlanet Sites, and to read the terms and conditions and privacy policy of any third-party website or service that you visit.
Modification and Availability. IronPlanet may, at any time, delete, modify or supplement the content of this Site without prior notice. IronPlanet reserves the right, for any reason, at its sole discretion, to terminate, change, suspend or discontinue any aspect of the Site or other Services, including, but not limited to, content, features or hours of availability. IronPlanet may also impose limits on certain features of the Services or restrict your access to part or all of the Site or other Services without notice or penalty.
Monitoring. You agree that IronPlanet has the right, but not the obligation, to monitor at any time, for any reason at its sole discretion, all material and content on the Site and other Services. IronPlanet reserves the right at all times to edit, disclose or refuse to post any material or information or request removal of or remove any material or information from the Site.
Service Availability. IronPlanet makes reasonable commercial efforts to make its Services and Site available. However, IronPlanet is not responsible for any service interruptions, including, but not limited to, interruptions that may affect the receipt, processing and acceptance of bids or other aspects of an auction or sale.

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Security. We have implemented commercially reasonable technical and organizational measures designed to secure your personal information from accidental loss and from unauthorized access, use, alteration or disclosure. However, we cannot guarantee that unauthorized third parties will never be able to defeat those measures or use your personal information for improper purposes. You acknowledge that you provide your personal information at your own risk.
Termination. This Agreement constitutes a legally binding agreement between you and IronPlanet until terminated by you or IronPlanet, which IronPlanet may do at any time, without notice, at IronPlanet’s sole discretion. If you become dissatisfied with the Services or the Site, in any way, your only recourse is to immediately discontinue use of the Services and pay any required Removal Fee, if applicable.
Jurisdiction. The laws of the State of California shall govern this Agreement.
Export Control. All Equipment is subject to U.S., Canadian, and other foreign export control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. IronPlanet will not allow participation from any person nor allow sales or shipments in violation of U.S. export and reexport control laws and regulations, including EAR, OFAC, and ITAR. You shall not take any actions in violation of these laws and regulations or, directly or indirectly, sell, export, reexport, transfer, divert, or otherwise dispose of any Equipment to any destination, entity, or person prohibited by these laws and regulations, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.
Copyright and Trademarks. The trademarks, trade names, designs and all material contained on this Site or through other Services, including all portions of the website, content, site design, text, graphics, and all intellectual property rights thereto are the sole and exclusive property of IronPlanet or its licensors. The use of any such property for any other reason, on any other website, or the modification, distribution or republication of this material without the prior written permission from IronPlanet is strictly prohibited.
Survival. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such provision shall be enforced to the maximum extent permissible so as to affect the intent of this Agreement, and the remainder of this Agreement shall continue in full force and effect. The failure by either you or IronPlanet to exercise or enforce any rights or provisions of this Agreement shall not constitute a waiver of such right or provision. You agree that any cause of action arising out of or related to the Services or this Agreement must commence within six (6) months after the cause of action arose; otherwise, such cause of action is permanently barred. All provisions in this Agreement regarding representations and warranties, indemnification, disclaimers and limitations on liability, and payment obligations for fees and penalties (Sections IV and V) incurred in relation to the Services prior to the termination date shall survive any termination of this Agreement.
Privacy. IronPlanet’s Privacy Statement, located at http://ironplanet.com/main/privacy.jsp is hereby incorporated by reference. By using the Services, you are consenting to have your personal data transferred to and processed in the United States.
Entire Agreement. This Agreement together will all other agreements, terms and policies incorporated herein by reference set out the entire understanding between IronPlanet and customers, users, Sellers, and bidders with respect to the use of this Site. This Agreement together will all other agreements, terms and policies incorporated by reference herein comprises the entire agreement between you and IronPlanet and supersedes all prior agreements between the parties, regarding the subject matter contained herein.
The parties expressly agree that all performance under this Agreement and the resolution of disputes shall be conducted in the English language. If a translation of this Agreement into any other language is required by law, the English version will prevail to the extent that there is any conflict or discrepancy in meaning between the English version and any translation thereof. If this Agreement is provided to You in a language other than English, IronPlanet does so solely as a convenience for You.